Exhibit 99.1

Contact:
Neal Campbell	Michelle Press
CDW	Ogilvy Public Relations
(847) 419-6229	(773) 612-3166
ncampbell@cdw.com	michelle.press@ogilvypr.com

Thomas E. Richards to Succeed John A. Edwardson as CEO of CDW

Edwardson remains Chairman of the Board of Directors

VERNON HILLS, Ill. – June 30, 2011– CDW, a leading provider of technology solutions for business, government, education and healthcare, announced today that Thomas E. Richards will succeed John A. Edwardson as chief executive officer of the company on Oct. 1, 2011. Edwardson will continue as chairman of the CDW board of directors through at least 2012.

Edwardson has driven more than a decade of strong growth and expansion while positioning the company for continued success in a rapidly changing industry. Under Edwardson’s leadership, company revenues have risen from $3.8 billion to more than $8.8 billion. The company also made an acquisition of Berbee Information Networks in 2006, which set the stage for CDW’s new strategic direction. Together with Edwardson, Richards has been instrumental in the new strategic direction of the company over the last two years.

Richards joined CDW as president and chief operating officer in 2009 after a thorough search to find a potential successor to Edwardson. As chief executive, Richards will have full authority to lead CDW. He will be responsible for the strategic direction of the company and for leading the senior management team. Edwardson will support Richards through the transition and provide continued leadership on the board.

As president and chief operating officer of CDW, Richards has been responsible for sales, strategic solutions and services, marketing, and product and partner management. Edwardson and Richards have been transforming the company from a hardware and software reseller to a full service IT solutions provider and helped it emerged from the recent economic downturn with record-breaking 2010 performance of 23 percent revenue growth over 2009.

“Tom’s industry background, his values and his track record of success make him the right choice to lead the company at this exciting time in its history,” said Edwardson. “He has tremendous sales and operating experience as well as the ability to focus and align an organization. The Board and I believe there is no better person to lead CDW to a more prosperous and successful future than Tom.”

Richards came to CDW with 33 years of prior technology industry experience, most recently as chief operating officer for Qwest Communications, an $11 billion company with more than 15,000 employees, where he oversaw day-to-day operations and performance. Prior to serving as Qwest’s COO, he served as executive vice president of the company’s Business Markets Group, a $4 billion unit that designs, installs and maintains information service networks and solutions for small, medium and large companies and the Federal government.

CDW continues to expand its professional service offerings in existing and new markets. The company’s mission will remain the same under Richards’ leadership: helping its customers to manage the complexity of their IT environments and to maximize the return on their IT investments.

“We’ve accomplished a lot over the last two years and have unlimited opportunity in front of us,” said Richards. “I look forward to continuing to work closely with our partners, customers and coworkers as we expand our service offerings and drive future success.”

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 38 on Forbes’ list of America’s Largest Private Companies, CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s solution architects offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,300 coworkers. In 2010, the company generated sales of $8.8 billion. For more information, visit CDW.com.